Exabyte Payment and Repayment Plan

Memorandum of Understanding

Amendment

This Memorandum records mutual agreements reached as of this 1st day of November 2005, between Exabyte Corporation, having a place of business at 2108 55th Street, Boulder, Colorado 80301 U.S.A, and Nihon Exabyte Corporation, a representative and agent of Exabyte Corporation, having a place of business at Kasumigaseki Building, 35F, 3-2-5 Kasumigaseki, Chiyoda-ku, Tokyo, Japan, (referred to here collectively as “Exabyte”) and Hitachi, Ltd. having a place of business at Shin-Otemachi Building. 2-1, Otemachi 2-chome, Chiyoda-ku, Tokyo, 100-0004, Japan (referred to here as “Hitachi”).

This Memorandum shall document agreements between Exabyte and Hitachi regarding special payment terms for the total amount of accounts payable owed by Exabyte to Hitachi as of December 31, 2002 (“12/31/02 Total Amount Payable”). Exabyte shall repay the 12/31/02 Total Amount Payable in full and in such amounts with accrued interest and on such dates as defined in the attached payment schedule (“Repayment Schedule”). Exabyte shall pay for new purchases made from Hitachi after 12/31/2002 according to the payment terms (“Payment Terms”) defined in the attachment.

The payment with regard to Repayment Schedule and Payment Terms shall be made by Exabyte to Hitachi under the Plan defined in the attachments.

Except in the case of any failure by Exabyte or other event as defined below and to the extent that Exabyte is in compliance with the Payment Terms regarding any shipments received from Hitachi after 12/31/02, Hitachi agrees to make a reasonable effort to continue shipments to Exabyte in accordance with the Manufacturing and Supply Agreement between Exabyte and Hitachi.

At the option and sole discretion of Hitachi, the entire unpaid balance of the 12/31/02 Total Amount Payable and all accrued interest, if any, and the total new accounts payable to Hitachi after 12/31/02 shall become immediately due and payable and any agreements among the parties shall immediately terminate, except for those provisions in any agreements which by specification or by their nature should survive termination, upon the occurrence of any one or more of the following events:

i.	any failure by Exabyte to make a payment according to the Repayment Schedule when such payment is due;

Hitachi Repayment MOU

ii.	any failure by Exabyte to comply with the Payment Terms with respect to payables owed to Hitachi by Exabyte for purchases made and shipments received after December 31, 2002;
iii.

a merger, consolidation, or other corporate reorganization; termination of existence; insolvency; business failure; or cessation of the conduct of any substantial part of Exabyte’s current normal business activity;

iv.

except that such events as described in the above subparagraph shall not include in any way direct equity investment by individual and institutional investors, and any direct equity investment made by strategic or corporate investors shall not be included if such investments are limited so that they do not effectively constitute a merger or consolidation;

v.	cancellation by IBM of the VXA-2 program.

On a monthly basis, Exabyte will provide Hitachi the following information within 15 days of month end.

i.	Income Statement, Balance Sheet and Cash Flow Statement
ii.	Master Schedule with the portion of 1U, VXA1, VXA2, M2 and of any new drive such as VXA3 in mass production.
iii.	POS Analysis Data, including details.
iv.	Any supplementary information that Hitachi may request.

This Memorandum shall, when signed by Hitachi, Nihon Exabyte, and Exabyte representatives, supercede and replace any formal or informal agreements, memorandums or proposals whether oral or written made by the parties at any time prior to the date of this Memorandum with regard to the repayment of the 12/31/02 Total Amount Payable. The existence and conditions of this agreement shall not be published or disclosed to 3rd parties without prior written consent of Hitachi and Exabyte.

By:________________________	By:________________________

Date:______________________	Date:_______________________

Exabyte Corporation	Hitachi, Ltd.

By:________________________

Date:______________________

Nihon Exabyte Corporation

Hitachi Repayment MOU

Repayment Schedule

Table 1

1.

The 12/31/02(December 31, 2002) Total Amount Payable owed by Exabyte to Hitachi as of 12/31/02 was Y1,616,858,627 which represents a total of Y898,553,627 owed for products delivered to Exabyte and Y718,305,000 owed for development work performed by Hitachi including tooling and NRE charges.

2.	Hitachi agrees to reduce the amount payable owed by Exabyte for development work from Y718,305,000 to Y684,100,000.
3.

Exabyte will pay interest monthly against the unpaid balance of the 12/31/02 Total Amount Payable at the beginning of the month. The rate of interest is 2.1% per year through 03/31/06 and 3.1% per year from 04/01/06 through 02/28/07.

Hitachi Repayment MOU

Payment Terms

I.

Exabyte will pay Hitachi for all product received and invoiced after 12/31/02 in net 30 days from receipt of invoice. All product received and invoiced in a given month will be paid for in full by the end of the last business day of the following month. Exabyte will use the same schedule for making repayments to Hitachi due within the month.

Hitachi Repayment MOU